Exhibit 99.1

USANA Health Sciences Announces Record Second Quarter 2012 Financial Results

  Second quarter net sales increased by 8.0% to $160.9 million
  Earnings per share increased by 26.1% to $1.11 for the quarter
  Company raises 2012 financial outlook

SALT LAKE CITY--(BUSINESS WIRE)--July 24, 2012--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal second quarter ended June 30, 2012.

Financial Performance

Net sales for the second quarter of 2012 increased by 8.0% to $160.9 million, compared with $148.9 million in the prior-year period. The growth in net sales was driven by increases in both the Company’s Asia Pacific and North America & Europe regions. Changes in currency exchange rates reduced net sales by $2.7 million.

Net earnings for the second quarter increased to $16.7 million, an increase of 20.9%, compared with the prior-year period. This increase was due primarily to higher net sales, improved gross margins, lower relative Associate incentive expense, and a lower effective tax rate. Earnings per share for the quarter increased 26.1% to $1.11, compared with $0.88 in the second quarter of the prior year. This improvement in earnings per share resulted from higher net earnings and a lower number of diluted shares outstanding, resulting from the Company’s share repurchases over the last 12 months.

“USANA delivered solid second quarter results, which capped a very impressive first half of 2012,” said Mr. Dave Wentz, Chief Executive Officer. “During the quarter, we continued to see momentum in our business build due, in part, to our successful launch of a new component to our Associate compensation plan. This component, which is known as our Lifetime Matching Bonus, was very well received by our Associates worldwide. Along with the introduction of the Lifetime Matching Bonus, we ran a short-term sales promotion that also contributed to our positive results during the quarter.”

Regional Results

Net sales in the Asia Pacific region increased by 11.0% to $98.4 million, compared with $88.7 million for the second quarter of the prior year. This improvement was due to strong sales growth in Southeast Asia/Pacific and Greater China. This sales growth was driven by an increase in the number of active Associates as well as price increases in certain markets that were implemented in the first quarter. The number of active Associates in the Asia Pacific region increased by 10.1%, due to significant Associate growth in the Philippines, Associate growth in many other Asia Pacific markets, and the addition of Thailand to our Asia Pacific region.

“We are pleased with the continued growth in our Asia Pacific region,” continued Mr. Wentz. “During the quarter, we held a successful grand opening event in Thailand and expect momentum in that market to grow in the second half of the year. Our efforts in Asia Pacific remain focused on our Greater China region, as we continue to lay the foundation for long-term growth by developing Associate leaders there.”

During the second quarter of 2012, net sales in the North America & Europe region increased by 3.6% to $62.5 million, compared with the second quarter of the prior year. This improvement was predominantly due to higher sales in the United States and Mexico and, to a lesser extent, to the opening of France and Belgium. The number of Active Associates in North America & Europe declined modestly compared with the second quarter of 2011.

Mr. Wentz added, “Our strategy to return North America to growth is being successfully executed, and we are encouraged by the momentum we are seeing in this region. In August, we will hold our International Convention in Salt Lake City, where we plan to make several announcements that we believe will facilitate worldwide growth, especially in North America.”

The Company continued its successful track record of generating meaningful levels of cash from operations and ended the quarter with approximately $65.5 million in cash and cash equivalents. Cash generated from operations totaled $21.3 million for the quarter. During the quarter, the Company invested $26.6 million to repurchase 677,000 shares of the Company’s stock.

Outlook

The Company provided the following updated financial outlook for 2012:

  Consolidated net sales between $630 million and $640 million, versus the previous outlook of between $610 million and $625 million.
  Earnings per share between $4.10 and $4.20, versus the previous outlook of between $3.60 and $3.70.

Chief Financial Officer Doug Hekking commented, “Leverage gained on higher sales, better than expected gross margins, and a lower effective tax rate were the main factors that contributed to our strong bottom-line performance this quarter. These same factors, as well as a reduced number of diluted shares outstanding, are the driving forces behind the increase in our earnings per share estimate for the remainder of the current fiscal year. Our strong performance during the first six months of the year has laid the foundation for what we believe will be a solid second half of 2012. As such, we are raising our financial outlook for fiscal 2012.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 25, 2012 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France and Belgium. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	2-Jul-11	30-Jun-12	2-Jul-11	30-Jun-12
Net sales	$148,925	$160,901	$292,491	$315,021
Cost of sales	26,208	28,073	51,870	55,290
Gross profit	122,717	132,828	240,621	259,731

Operating expenses
Associate incentives	67,760	70,901	132,567	138,910
Selling, general and administrative	33,803	36,776	69,673	74,808

Earnings from operations	21,154	25,151	38,381	46,013

Other income (expense)	-	(222)	101	(90)
Earnings before income taxes	21,154	24,929	38,482	45,923

Income taxes	7,298	8,184	13,276	15,427

NET EARNINGS	$13,856	$16,745	$25,206	$30,496

Earnings per share - diluted	$0.88	$1.11	$1.58	$2.01
Weighted average shares outstanding - diluted	15,752	15,090	15,964	15,192

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
	31-Dec-11	30-Jun-12
ASSETS
Current Assets
Cash and cash equivalents	$50,353	$65,538
Inventories	36,968	33,805
Other current assets	18,738	24,163
Total current assets	106,059	123,506

Property and equipment, net	60,754	60,343
Goodwill	17,740	17,675
Intangible assets, net	42,637	41,846
Deferred income taxes	11,033	10,913
Other assets	6,273	6,729
Total assets	$244,496	$261,012

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,952	$6,408
Other current liabilities	51,744	60,341
Total current liabilities	59,696	66,749

Other long-term liabilities	942	998
Deferred income taxes	9,948	9,638
Stockholders' equity	173,910	183,627
Total liabilities and stockholders' equity	$244,496	$261,012

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	2-Jul-11		30-Jun-12
Region

North America / Europe	60,267	40.5%	62,464	38.8%

Asia Pacific

Southeast Asia/Pacific	27,225	18.3%	34,271	21.3%

Greater China	53,678	36.0%	56,770	35.3%

North Asia	7,755	5.2%	7,396	4.6%

Asia Pacific Total	88,658	59.5%	98,437	61.2%

Total	$148,925	100.0%	$160,901	100.0%
Active Associates by Region (1)
(Unaudited)

	As of
	2-Jul-11		30-Jun-12
Region

North America / Europe	83,000	37.4%	82,000	34.9%

Asia Pacific

Southeast Asia/Pacific	43,000	19.4%	58,000	24.7%

Greater China	87,000	39.2%	87,000	37.0%

North Asia	9,000	4.0%	8,000	3.4%

Asia Pacific Total	139,000	62.6%	153,000	65.1%

Total	222,000	100.0%	235,000	100.0%
(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.
Active Preferred Customers by Region (2)
(Unaudited)

	As of
	2-Jul-11		30-Jun-12
Region

North America / Europe	53,000	77.9%	52,000	78.8%

Asia Pacific

Southeast Asia/Pacific	6,000	8.8%	6,000	9.1%

Greater China	8,000	11.8%	7,000	10.6%

North Asia	1,000	1.5%	1,000	1.5%

Asia Pacific Total	15,000	22.1%	14,000	21.2%

Total	68,000	100.0%	66,000	100.0%
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations